Exhibit 16.3

May 1, 2023

U.S. Securities and Exchange Commission

100 F. Street, N.E.

Washington, DC 20549

We have read Item 16F of the Form 20-F of NaaS Technology Inc. to be filed on May 1, 2023, and we agree with the statements contained therein insofar as they relate to our Firm. We are not in a position to agree or disagree with other statements of NaaS Technology Inc. contained therein.

Very truly yours,

/s/ Centurion ZD CPA & Co.
Centurion ZD CPA & Co.
Certified Public Accountants
Hong Kong, May 1, 2023